As filed with the Securities and Exchange Commission on March 13, 2012.

Registration No. 333-143260 Registration No. 333-129802 Registration No. 333-89046	Registration No. 333-81292 Registration No. 333-46980 Registration No. 333-45051-99 Registration No. 333-167336

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-

143260

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-

129802

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-

89046

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-

81292

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-

46980

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-

45051-99

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-

167336

UNDER

THE SECURITIES ACT OF 1933

CONSTELLATION ENERGY GROUP, INC.

(Exact name of registrant as specified in its charter)

Maryland	52-1964611
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Constellation Way Baltimore, Maryland	21202
(Address of principal executive offices)	(zip code)

Constellation Energy Group, Inc. Amended and Restated 2007 Long-Term Incentive Plan

Constellation Energy Group, Inc. 1995 Long-Term Incentive Plan

Constellation Energy Group, Inc. Manager Long-Term Incentive Plan

Constellation Energy Group, Inc. Amended and Restated Executive Long-Term Incentive Plan

Constellation Energy Group, Inc. Amended and Restated 2002 Senior Management Long-Term Incentive

Plan Constellation Energy Group, Inc. Employee Savings Plan

Represented Employee Savings Plan for Nine Mile Point

Non-Represented Employee Savings Plan for Nine Mile Point

Constellation Energy Group, Inc. Amended and Restated Management Long-Term Incentive Plan

(Full title of the Plan)

Bruce G. Wilson

Senior Vice President and Secretary

Constellation Energy Group, Inc.

100 Constellation Way, Baltimore, Maryland 21202

(Name and address of agent for service)

(410) 470-2800

(Telephone number, including area code, of agent for service)

Copy to:

Christian O. Nagler, Esq.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b 2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Constellation Energy Group, Inc. (the “Registrant”) is filing this Post-Effective Amendment to the Registration Statements on Form S-8 listed below (collectively, the “Prior Registration Statements”) to deregister all securities that were previously registered and remain unsold or otherwise unissued under the (i) Constellation Energy Group, Inc. Amended and Restated 2007 Long-Term Incentive Plan, (ii) Constellation Energy Group, Inc. 1995 Long-Term Incentive Plan, (iii) Constellation Energy Group, Inc. Manager Long-Term Incentive Plan, (iv) Constellation Energy Group, Inc. Amended and Restated Executive Long-Term Incentive Plan, (v) Constellation Energy Group, Inc. Amended and Restated 2002 Senior Management Long-Term Incentive Plan, (vi) Constellation Energy Group, Inc. Employee Savings Plan, (vii) Represented Employee Savings Plan for Nine Mile Point, (viii) Non-Represented Employee Savings Plan for Nine Mile Point, and (ix) Constellation Energy Group, Inc. Amended and Restated Management Long-Term Incentive Plan, as the case may be, and for which the Prior Registration Statements had remained in effect.

1.	Registration Statement No. 333-167336 filed on June 4, 2010.

2.	Registration Statement No. 333-45051-99 filed on April 30, 2009.

3.	Registration Statement No. 333-143260 filed on May 25, 2007.

4.	Registration Statement No. 333-129802 filed on November 18, 2005.

5.	Registration Statement No. 333-89046 filed on May 24, 2002.

6.	Registration Statement No. 333-81292 filed on January 24, 2002.

7.	Registration Statement No. 333-46980 filed on September 29, 2000.

Pursuant to an Agreement and Plan of Merger, dated as of April 28, 2011, by and among the Registrant, Exelon Corporation (“Parent”) and Bolt Acquisition Corporation, an indirect, wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as an indirect, wholly owned subsidiary of Parent. As a result of the merger, the Registrant has terminated the offering of the Registrant’s securities pursuant to the Prior Registration Statements. In accordance with undertakings made by the Registrant in the Prior Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that were registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered but unsold under the Prior Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Prior Registration Statements and has duly caused this Post-Effective Amendment to the Prior Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Baltimore, state of Maryland, on the 13th day of March, 2012.

CONSTELLATION ENERGY GROUP, INC. (Registrant)

By:	/s/ Christopher M. Crane
Name: Christopher M. Crane
Title: President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Prior Registration Statements has been signed by the following persons in the capacities and on the date indicated.

	Signature	Title	Date

Principal executive officer:

By	/s/ Christopher M. Crane	President and	March 13, 2012
	Christopher M. Crane	Director

Principal financial officer:

By	/s/ J. W. Thayer	Senior Vice President and	March 13, 2012
	J. W. Thayer	Chief Financial Officer

Principal accounting officer:

By	/s/ B. P. Wright	Vice President, Chief	March 13, 2012
	B. P. Wright	Accounting Officer and Controller

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